All Small Mentor-Protégé Program
Mentor-Protégé Agreement

Between

Innovative Regulatory Risk Advisors LLC (Proposed Protégé)

And

27 Health Inc. (Proposed Mentor)

This Mentor-Protégé Agreement ("Agreement") is between Innovative Regulatory Risk Advisors LLC (Proposed Protégé)], a Limited Liability Company and certified SBA 8(a) firm authorized to conduct business in the State of Texas with its principal place of business at 3131 McKinney Avenue, Dallas, Texas 75204, and 27 Health Inc. (Proposed Mentor)], a Corporation authorized to conduct business in the State of Nevada with its principal place of business at 318 N Carson st, suite 208, Cardon City Nevada, 89701 (collectively referred to as the "Parties").

WHEREAS, Innovative Regulatory Risk Advisors LLC (Proposed Protégé) is a small business under primary North American Industry Classification System (NAICS) code 541611 *code, and* 446110 *Secondary Code. Since 2008,* Innovative Regulatory Risk Advisors LLC (Proposed Protégé) has specialized in providing capabilities in Healthcare, support services and related innovative healthcare products. Pursuant to the Public Health Emergency (COVID 19), the Mentor-Protégé relationship is essential and necessary to ensure success.

WHEREAS, 27 Health Inc. (Proposed Mentor)] is a Corporation with a history of providing software capabilities, operational and financial guidance and purchasing management capabilities as well as dealing with both local and federal government operations.

WHEREAS, the Parties wish to formalize a mentor-protégé relationship between Innovative Regulatory Risk Advisors LLC (proposed Protégé)] and 27 Health Inc. (proposed Mentor) under the U.S. Small Business Administration's ("SBA") Mentor/Protégé Program established pursuant to 13 C.F.R. §125.9; and

WHEREAS, the Parties agree that establishing a mentor-protégé relationship will enhance the capabilities of the Protégé, assist the Protégé in meeting the goals established in its business plan, and improve the Protégé's ability to successfully compete for contracts;

WHEREAS, the Mentor is qualified to provide the material benefits, developmental gains, and agreed upon assistance within the context of the SBA All Small Mentor-Protégé Program;

THEREFORE, consistent with the Parties' goals and the requirements of the SBA All Small Mentor-Protégé Program, the Parties agree to the following:

1. The protégé is seeking the following assistance from the Mentor in either annual, monthly or quarterly assessments, when mutually deemed necessary.

A. *Financial Assistance –Funding support.*
B. *Business Development – Marketing, strategic planning, identifying potential new markets for the protégé, finding and closing new contracting and partnership opportunities.*

2. Mentor agrees to assist the Protégé to fully develop the assessed needs described in Paragraph 1 above pursuant to 13 C.F.R. § 125.9(e)(1)(i)-(ii).

3. Protégé is (X) is not ( ) participating in any other formal Mentor-Protégé Programs governed by other agencies.

4. Preparation of Mentor-Protégé Reports. The Mentor shall use its reasonable and best efforts to assist the Protégé in preparation of the annual mentor/protégé report required by the SBA pursuant to 13 C.F.R. §125.9(g) and shall provide all required documentation.

5. Terms of the Agreement. Approved All Small Mentor-Protégé Agreements are considered active for a period of three (3) years and may be extended an additional three (3) years or until rescinded in writing.

6. Mentor's Failure to Provide Mutually Agreed-Upon Assistance. Pursuant to 13 C.F.R. 125.9(h), should the Mentor breach this Mentor-Protégé Agreement to provide mutually agreed-upon assistance to the Protégé, the Mentor understands that, after affording the Mentor an opportunity to respond to allegations of noncompliance, SBA may take one or more of the following actions:

   a. SBA may terminate the Mentor-Protégé Agreement;
   b. SBA may find the Mentor ineligible to participate in SBA's Mentor-Protégé Program for two (2) years;
   c. SBA may recommend a stop work order for each contract the Mentor and Protégé are performing as a joint venture pursuant to 13 C.F.R. § 125.9(h)(iii);
   d. If the Protégé is able to independently complete performance of any such contracts being performed by the Mentor and Protégé as a joint venture pursuant to 13 C.F.R. § 125.9(h)(iii), SBA may authorize substitution of the Protégé firm for the joint venture; and,
   e. SBA's Suspension and Debarment Official may pursue Government-wide suspension or debarment of the Mentor.

7. Termination Clause. This Agreement may be terminated as follows:

   i. Voluntary Termination by the Mentor. The Mentor may voluntarily terminate this Agreement if the Mentor no longer wishes to participate in the Mentor-Protégé Program as a Mentor. The Mentor shall notify the Protégé and the SBA in writing at least 30 days prior to the termination date.

   ii. Voluntary Termination by the Protégé. The Protégé may voluntarily terminate this Agreement if the Protégé no longer wishes to participate in the Mentor-Protégé Program as a Protégé. The Protégé shall notify the Mentor and the SBA in writing at least 30 days prior to the termination date.

iii. Termination by the SBA. SBA may decide to terminate this Agreement at any time if it determines that the Mentor or Protégé is not properly fulfilling its obligations under the Agreement. SBA may also decide not to approve continuation of the Agreement if it finds that the Mentor has not provided the assistance set forth in the Agreement or that the assistance has not resulted in any material benefit or developmental gains to the Protégé.

iv. Other Termination Conditions. Termination of the Agreement does not impact contractual agreements undertaken during the active stages of the Mentor-Protégé relationship. Therefore, contractual obligations must be satisfied in accordance with terms and conditions set forth in the contract.

8. Effect of Termination. Termination of this Agreement shall not impair the obligations of the Mentor to perform its contractual obligations pursuant to government prime contracts being performed with the Protégé. Likewise, termination of this Agreement shall not impair the obligations of the Protégé to perform its contractual obligations under any current contract or subcontracts between the Mentor and Protégé.

9. Modifications. All changes to this agreement must be in writing and approved by SBA in advance. .

10. Notices and Points of Contact for SBA Program Administration. The following individuals shall serve as the single points of contact for administration and implementation of the Agreement and as such are authorized to receive all notices under this Agreement.

Innovative Regulatory Risk Advisors LLC (Protégé)
Brian Robinson,
Managing Member
3131 McKinney Avenue
Suite 0600
Dallas, TX 75204
Phone: 214.377.1106
Fax: 214.296.9672
Brian.R@innovativeriskadvisors.com

27Health Inc. (Mentor)
Joseph Frontiere
CEO
318 N Carson st, Suite 208, Carson City NV, 89701
Telephone :505-660-2013
Email: joe@27health.net

SBA Representative
The All Small Mentor-Protégé Team
U.S. Small Business Administration/HQ
409 3rd Street S.W.
Washington, DC 20416
Email: Allsmallmpp@sba.gov

11. Status of the Parties. This Agreement, in and of itself, does not constitute, create or give effect to or otherwise establish a joint venture agreement, partnership, or any other business or organization. Unless provided by the terms of another agreement consistent with the governing regulations, the Parties are and shall remain independent contractors.

12. Integrated Document. This Agreement supersedes any and all previous understandings, commitments, or agreements, oral or written, pertaining to the All Small SBA Mentor-Protégé Agreement.

13. Other Provisions not Previously Discussed in the Agreement. Certify the responses to the statements in (a) through (n) (if applicable, submit copies of relevant agreements, supplementary explanations, income statements or contracts as Exhibits to this Agreement):

    a. Protege and Mentor do (X) agree the assistance to be provided through the agreement will help the protégé firm advance its goals as defined in its business plan.

    b. Protégé does ( ) does not (X) have another SBA approved Mentor/Protégé Agreement.

    c. Mentor does ( ) does not (X) have another SBA approved Mentor-Protégé Agreement.

    d. Mentor is ( ) is not (X) participating in any other formal Mentor-Protégé Programs governed by other agencies.

    e. Mentor or one of Mentor's owners does ( ) does not (X) own any of the Protégé's equity or have the right to own any of the Protégé's equity, including stock options or convertible securities.

    f. Mentor and Protégé do ( ) do not (X) have an agreement in principle to merge or sell stock to the other.

    g. Protégé ( ) has (X) has not purchased assets from Mentor including but not limited to facilities or equipment.

    h. An officer, director, managing member, partner, principal stockholder or employee of the Protégé does ( ) does not (X) hold a position with the Mentor and has ( ) has not (X) previously held a position with the Mentor as an officer, director, managing member, partner, principal stockholder or employee of the protégé.

    i. An owner or manager of the Protégé is ( ) is not (X) a family member of an owner or manager of the Mentor. (Family members are limited to married couples, parties to a civil union, parents, children, and siblings.)

    j. An owner or manager of the Protégé and owner or manager of the Mentor firm do ( ) do not (X) have multiple investments in common.

    k. Over the previous three fiscal years, the Protégé has ( ) has not (X) derived 70% or more of its receipts from the Mentor.

    l. The Protégé does ( ) does not (X) have a franchise or license agreement with the mentor.

    m. The Mentor and Protégé have ( ) have not (X) formed a joint venture that has received multiple contract awards more than two years apart or received more than three contract awards.

n. Mentor has (X) does not have ( ) good character and a favorable financial position.

Subject to the approval of the U.S. Small Business Administration's Director, All Small Mentor-Protégé Program, this Agreement is entered into and effective as of the date of such approval. The Agreement is officially signed and executed by officials duly authorized to bind the named corporations this _8th_ day of August 2020.

Brian Robinson

Signatory, **Innovative Regulatory Risk Advisors LLC** (Protégé)
Brian Robinson, Managing Member

Date 8/6/2020

DocuSigned by:
Joseph Frontiere
0F0E99D32CAC4FE...

Signatory, **27 Health Inc.** (Mentor)
Joseph Frontiere, CEO

Date 8/6/2020